Pricing Supplement dated April 16, 2021	Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-232144

$5,000,000 Barclays Bank PLC Airbag Autocallable Yield Notes

Linked to the VanEck Vectors® Oil Services ETF due October 20, 2021

Investment Description

The Airbag Autocallable Yield Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the VanEck Vectors® Oil Services ETF (the “Underlying”). On a monthly basis, unless the Notes have been previously called, the Issuer will pay you a coupon (the “Monthly Coupon”) regardless of the performance of the Underlying. The Issuer will automatically call the Notes if the Closing Price of the Underlying on any monthly Observation Date is greater than or equal to the Closing Price of the Underlying on April 15, 2021 (the “Initial Underlying Price”). If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes. If the Notes are not automatically called and the Closing Price of the Underlying on the Final Valuation Date (the “Final Underlying Price”) is greater than or equal to the specified Conversion Price, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the final Monthly Coupon. However, if the Notes are not automatically called and the Final Underlying Price is less than the Conversion Price, at maturity, the Issuer will pay the final Monthly Coupon and will deliver to you a number of shares of the Underlying equal to the principal amount per Note divided by the Conversion Price (the “Share Delivery Amount”) for each of your Notes, which shares are expected to be worth less than your principal amount and may have no value at all. Investing in the Notes involves significant risks. You may lose some or all of your principal. The Final Underlying Price is observed relative to the Conversion Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is expected to be limited to the Monthly Coupons paid on the Notes, and you are not expected to participate in any appreciation of the Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑	Monthly Coupon: Unless the Notes have been previously called, the Issuer will pay you a Monthly Coupon regardless of the performance of the Underlying.
❑	Automatic Call: The Issuer will automatically call the Notes if the Closing Price of the Underlying on any monthly Observation Date is greater than or equal to the Initial Underlying Price. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity: If the Notes are not automatically called and the Final Underlying Price is greater than or equal to the Conversion Price, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the final Monthly Coupon. However, if the Notes are not automatically called and the Final Underlying Price is less than the Conversion Price, at maturity, the Issuer will pay the final Monthly Coupon and will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount for each of your Notes, which shares are expected to be worth less than your principal amount and may have no value at all. The Final Underlying Price is observed relative to the Conversion Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Trade Date:	April 16, 2021
Settlement Date:	April 21, 2021
Coupon Payment Dates:	Monthly
Observation Dates:	Monthly
Final Valuation Date:	October 15, 2021
Maturity Date:	October 20, 2021
[1] The Initial Underlying Price is the Closing Price of the Underlying on April 15, 2021 and is not the Closing Price of the Underlying on the Trade Date. In addition, the Coupon Payment Dates, the Observation Dates, including the Final Valuation Date, and the Maturity Date are subject to postponement. See “Final Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE UP TO THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-9 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING AND TO THE EXCLUSION OF ANY OTHER TERM OF THE NOTES OR ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OR BENEFICIAL OWNER OF THE NOTES, BY ACQUIRING THE NOTES, EACH HOLDER AND BENEFICIAL OWNER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Note Offering

We are offering Airbag Autocallable Yield Notes linked to VanEck Vectors® Oil Services ETF. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000. The Monthly Coupon is a fixed amount payable monthly based on the per annum Coupon Rate (subject to the automatic call feature of the Notes).

Underlying	Total Coupon Payable over the Term of the Notes*	Coupon Rate per Annum	Initial Underlying Price**	Conversion Price***	CUSIP/ ISIN
VanEck Vectors® Oil Services ETF (OIH)	5.50%	11.00%	$186.130	$148.90, which is 80.00% of the Initial Underlying Price	06747R451 / US06747R4517

* Subject to an earlier automatic call

** The Initial Underlying Price is the Closing Price of the Underlying on April 15, 2021 and is not the Closing Price of the Underlying on the Trade Date.

*** Rounded to two decimal places

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated August 1, 2019, the prospectus supplement dated August 1, 2019, the prospectus supplement addendum dated February 18, 2021, the underlying supplement dated August 1, 2019 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$1,000.00	$2.50	$997.50
Total	$5,000,000	$12,500	$4,987,500

1 Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is $989.20 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated August 1, 2019, as supplemented by the prospectus supplement dated August 1, 2019 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, the prospectus supplement addendum dated February 18, 2021 and the underlying supplement dated August 1, 2019. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms set forth in this pricing supplement differ from those set forth in the prospectus, prospectus supplement, prospectus supplement addendum or underlying supplement, the terms set forth herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm

♦	Prospectus supplement dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm

♦	Prospectus supplement addendum dated February 18, 2021: http://www.sec.gov/Archives/edgar/data/312070/000095010321002483/dp146316_424b3.htm

♦	Underlying supplement dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319010191/dp110497_424b2-underlying.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC. In this pricing supplement, “Notes” refers to the Airbag Autocallable Yield Notes that are offered hereby, unless the context otherwise requires.

You should also read the prospectus (the second prospectus accessible via the first hyperlink), as supplemented, for the Underlying on file at the SEC website, which can be accessed via the hyperlinks below. The contents of that prospectus, as supplemented, and any documents incorporated by reference in that prospectus, the other prospectuses included in the first hyperlink below and the documents incorporated by reference in those prospectuses are not incorporated by reference in this pricing supplement or in any way made a part of this pricing supplement.

▪	2020 Prospectus for the VanEck Vectors® Oil Services ETF dated May 1, 2020: http://www.sec.gov/Archives/edgar/data/1137360/000113736020000166/combovvtdec312019fyeannual.htm

▪	Supplement to the 2020 Prospectus for the VanEck Vectors® Oil Services ETF dated September 1, 2020: http://www.sec.gov/Archives/edgar/data/1137360/000113736020000357/vvtallseries2020497esu.htm

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-9 of this pricing supplement.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

The preceding discussion supersedes the discussion in the accompanying prospectus and prospectus supplement to the extent it is inconsistent therewith.

Investor Suitability

The Notes may be suitable for you if:

t	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

t	You can tolerate a loss of some or all of your investment and are willing to make an investment that may have up to the full downside market risk of an investment in the Underlying.

t	You understand that you may not receive a cash payment at maturity and are instead willing to accept delivery of the shares of the Underlying if the Final Underlying Price is less than the Conversion Price.

t	You believe the Final Underlying Price is not likely to be less than the Conversion Price and, if it is, you can tolerate receiving shares of the Underlying at maturity expected to be worth less than your principal amount and that may have no value at all.

t	You understand and accept that you are not expected to participate in any appreciation of the Underlying, which may be significant, and that your return potential on the Notes is limited to the Monthly Coupons paid on the Notes.

t	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

t	You are willing and able to hold Notes that will be called on the earliest monthly Observation Date on which the Closing Price of the Underlying is greater than or equal to the Initial Underlying Price, and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

t	You are willing to forgo any dividends paid on the Underlying or the component securities held by the Underlying.

t	You understand and are willing to accept the risks associated with the Underlying.

t	You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

The Notes may not be suitable for you if:

t	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

t	You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of some or all of your investment or you are not willing to make an investment that may have up to the full downside market risk of an investment in the Underlying.

t	You require a cash payment at maturity and are not willing to accept delivery of the shares of the Underlying if the Final Underlying Price is less than the Conversion Price.

t	You believe the Final Underlying Price is likely to be less than the Conversion Price, which could result in a total loss of your principal amount, or you cannot tolerate receiving shares of the Underlying at maturity expected to be worth less than your principal amount and that may have no value at all.

t	You seek an investment that participates in the full appreciation in the price of the Underlying and whose return is not limited to the Monthly Coupons paid on the Notes.

t	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

t	You are unable or unwilling to hold Notes that will be called on the earliest monthly Observation Date on which the Closing Price of the Underlying is greater than or equal to the Initial Underlying Price, or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

t	You prefer to receive any dividends paid on the Underlying or the component securities held by the Underlying.

t	You do not understand or are not willing to accept the risks associated with the Underlying.

t	You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-9 of this pricing supplement and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Underlying, please see the section titled “VanEck Vectors® Oil Services ETF” below.

Final Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$1,000 per Note
Term[2,3]:	Approximately 6 months, unless called earlier
Reference Asset[3]:	VanEck Vectors® Oil Services ETF (Bloomberg ticker symbol “OIH”) (the “Underlying”)
Automatic Call Feature:	The Issuer will automatically call the Notes if the Closing Price of the Underlying on any monthly Observation Date is greater than or equal to the Initial Underlying Price. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
Observation Dates[2]:	Monthly, on May 17, 2021, June 15, 2021, July 15, 2021, August 16, 2021, September 15, 2021 and October 15, 2021. The final Observation Date, October 15, 2021, is the “Final Valuation Date.”
Call Settlement Dates[2]:	The Coupon Payment Date immediately following the applicable Observation Date; provided that, if the Notes are automatically called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.
Coupon Payment Dates[2]:	Monthly, until maturity or earlier automatic call as listed in the “Coupon Payment Dates” section below.
Monthly Coupon:

The Monthly Coupon is a fixed amount payable monthly based on the per annum Coupon Rate, regardless of the performance of the Underlying, subject to an earlier automatic call.

The Coupon Rate is 11.00% per annum.

Accordingly, the Monthly Coupon payable on each Coupon Payment Date is 0.9167% ($9.1667 per Note) per month.

Payment at Maturity (per Note)[3]:

➢

If the Notes are not automatically called and the Final Underlying Price is greater than or equal to the Conversion Price, the Issuer will pay you a cash payment on the Maturity Date equal to $1,000 per Note plus the final Monthly Coupon.

➢

If the Notes are not automatically called and the Final Underlying Price is less than the Conversion Price, at maturity, the Issuer will pay the final Monthly Coupon and will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount (subject to adjustments) for each Note.

The Share Delivery Amount is expected to be worth less than the principal amount and may have no value at all. Accordingly, you may lose some or all of your principal at maturity, depending on how much the Underlying declines. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Conversion Price[3]:	A percentage of the Initial Underlying Price of the Underlying, as specified on the cover of this pricing supplement
Share Delivery Amount[3]:

A number of shares of the Underlying equal to (1) the principal amount per Note of $1,000 divided by (2) the Conversion Price (rounded to four decimal places)

The Share Delivery Amount is equal to 6.7159 shares per Note.

Initial Underlying Price[3]:	The Closing Price of the Underlying on April 15, 2021, as specified on the cover of this pricing supplement. The Initial Underlying Price is not the Closing Price of the Underlying on the Trade Date.
Final Underlying Price[3]:	The Closing Price of the Underlying on the Final Valuation Date
Closing Price[3]:	Closing Price has the meaning set forth under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	Each Observation Date may be postponed if that Observation Date is not a scheduled trading day or if a market disruption event occurs on that Observation Date as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, a Coupon Payment Date, a Call Settlement Date and/or the Maturity Date will be postponed if that day is not a business day or if the relevant Observation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[3]	If the shares of the Underlying are de-listed or if the Underlying is liquidated or otherwise terminated, the Calculation Agent may select a successor fund or, if no successor fund is available, may accelerate the Maturity Date. In addition, in the case of certain events related to the Underlying, the Calculation Agent may adjust any variable, including but not limited to, the Underlying, Initial Underlying Price, Final Underlying Price, Conversion Price, Share Delivery Amount and Closing Price of the Underlying if the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the Underlying. If you receive shares of the Underlying at maturity, we will pay cash in lieu of delivering any fractional shares of the Underlying in an amount equal to that fraction times the Final Underlying Price. If, due to an event beyond our control, we determine it is impossible, impracticable (including unduly burdensome) or illegal for us to deliver shares of the Underlying to you at maturity, we will pay the cash equivalent of the Share Delivery Amount in lieu of delivering shares. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

Investment Timeline

April 15, 2021:	The Closing Price of the Underlying (the Initial Underlying Price) is observed and the Conversion Price and Share Delivery Amount are determined.
Monthly (including at maturity if not previously called):

The Issuer will pay you the applicable Monthly Coupon.

The Issuer will automatically call the Notes if the Closing Price of the Underlying on any monthly Observation Date is greater than or equal to the Initial Underlying Price.

If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

Maturity Date:

The Final Underlying Price is determined as of the Final Valuation Date.

If the Notes are not automatically called and the Final Underlying Price is greater than or equal to the Conversion Price, the Issuer will pay you a cash payment on the Maturity Date equal to $1,000 per Note plus the final Monthly Coupon.

If the Notes are not automatically called and the Final Underlying Price is less than the Conversion Price, at maturity, the Issuer will pay the final Monthly Coupon and will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount (subject to adjustments) for each Note.

The Share Delivery Amount is expected to be worth less than the principal amount and may have no value at all. Accordingly, you may lose some or all of your principal at maturity, depending on how much the Underlying declines.

Investing in the Notes involves significant risks. You may lose some or all of your principal. The Final Underlying Price is observed relative to the Conversion Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. You may receive shares at maturity that are expected to be worth less than your principal amount and may have no value at all. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is expected to be limited to the Monthly Coupons paid on the Notes, and you are not expected to participate in any appreciation of the Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

Coupon Payment Dates

Subject to the automatic call feature of the Notes, the Monthly Coupon is a fixed amount payable monthly on the Coupon Payment Dates listed below. The record date for each Coupon Payment Date will be the date that is one business day prior to the related Coupon Payment Date.

May 19, 2021
June 17, 2021
July 19, 2021
August 18, 2021
September 17, 2021
October 20, 2021

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying the component securities held by the Underlying or the securities composing the Underlying Index (as defined under “VanEck Vectors® Oil Services ETF” below). Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

t	You may lose some or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Notes are not automatically called, the Issuer will pay you the principal amount of your Notes in cash only if the Final Underlying Price is greater than or equal to the Conversion Price and will make such payment only at maturity. If the Notes are not automatically called and the Final Underlying Price is less than the Conversion Price, the Issuer will pay the final Monthly Coupon and will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount at maturity for each Note that you own. Therefore, if the Notes are not automatically called and the Final Underlying Price is less than the Conversion Price, you will receive the final Monthly Coupon, but you will be exposed to any such decline below the Conversion Price at a proportionately higher rate than the percentage decline of the Underlying below the Conversion Price, as measured from the Initial Underlying Price. Based on the Conversion Price of 80% of the Initial Underlying Price, if the Notes were not automatically called and the Final Underlying Price were less than the Conversion Price, you would lose approximately 1.25% of your $1,000 principal amount per Note at maturity for each additional 1% that the Final Underlying Price was less than the Conversion Price, as measured from the Initial Underlying Price. If you receive shares of the Underlying at maturity, their value on the Final Valuation Date will be less than the principal amount of the Notes, and they may have no value at all. The value of those shares may decrease further between the Final Valuation Date and the Maturity Date.

t	Your return potential on the Notes is expected to be limited to the Monthly Coupons paid on the Notes, and you are not expected to participate in any appreciation of the Underlying — The return potential of the Notes is expected to be limited to the pre-specified per annum Coupon Rate, regardless of any appreciation of the Underlying. In addition, if the Notes are automatically called pursuant to the automatic call feature, you will not receive Monthly Coupons or any other payment in respect of any Coupon Payment Dates after the applicable Call Settlement Date. Because the Notes could be called as early as the first Observation Date, the total return on the Notes could be minimal. If the Notes are not automatically called, you may be subject to the decline in the price of the Underlying even though you are not expected to participate in any of the Underlying’s appreciation. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlying.

t	Reinvestment risk — If your Notes are automatically called early, the holding period over which you would receive the per annum Coupon Rate could be as short as approximately one month. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. The likelihood that the Notes will be automatically called prior to the Maturity Date is highest earlier in their term. Generally, the longer the Notes remain outstanding, the less likely it is that the Notes will be automatically called, due to the decline in the price of the Underlying that has caused the Notes not to be automatically called on an earlier Observation Date and the shorter time remaining for the price of the Underlying to increase to or above the Initial Underlying Price on a subsequent Observation Date. If the Notes are not automatically called, you might be exposed to the full decline in the Underlying.

t	Contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your principal amount even if at that time the price of the Underlying is greater than or equal to the Conversion Price.

t	You may receive cash at maturity in lieu of shares of the Underlying — If you receive shares of the Underlying at maturity, we will pay cash in lieu of delivering any fractional shares of the Underlying in an amount equal to that fraction times the Final Underlying Price. In addition, if, due to an event beyond our control, we determine it is impossible, impracticable (including unduly burdensome) or illegal for us to deliver shares of the Underlying to you at maturity, we will pay the cash equivalent of the Share Delivery Amount (as determined by the Calculation Agent in good faith and in a commercially reasonable manner) in lieu of delivering shares. See “Terms of the Notes — Payment at Maturity” in the accompanying prospectus supplement.

t	If you receive shares of the Underlying at maturity, those shares may be worth less on the Maturity Date than their value based on the Final Underlying Price — If you receive shares of the Underlying at maturity, the value of those shares on the Maturity Date depends on the value of the Underlying on the Maturity Date rather than the Final Underlying Price. The value of those shares may have declined further below the Final Underlying Price as of the Maturity Date and, as a result, the value of the payment at maturity may be less than if you had received on the Maturity Date the cash value of those shares, calculated based on the Final Underlying Price. We will not make any adjustment to the Share Delivery Amount to account for any fluctuations in the value of the Underlying and you will bear the risk of any decline in the value of the shares of the Underlying you receive at maturity below the Final Underlying Price.

t	A higher Coupon Rate and/or a lower Conversion Price may reflect greater expected volatility of the Underlying, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the price of the Underlying over a period of time. The greater the expected volatility at the time the terms of the Notes are set, the greater the expectation is at that time that you may lose some or all of your principal at maturity. In addition, the economic terms of the Notes, including the Coupon Rate and the Conversion Price, are based, in part, on the expected volatility of the Underlying at the time the terms of the Notes are set, where higher expected volatility will generally be reflected in a higher Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Conversion Price as compared to otherwise comparable securities. Accordingly, a higher Coupon Rate will generally be indicative of a greater risk of loss while a lower Conversion Price does not necessarily indicate that the Notes have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of the Underlying and the potential loss of some or all of your principal at maturity.

t	Owning the Notes is not the same as owning the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index would have.

t	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the Underlying will rise or fall. There can be no assurance that the price of the Underlying will not close below the Conversion Price on the Final Valuation Date. The price of the Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlying. You should be willing to accept the downside risks of owning equities in general and the Underlying in particular, and the risk of losing some or all of your principal amount.

t	Tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of an Investment in the Notes?” on page PS-17 of this pricing supplement.

Risks Relating to the Issuer

t	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

t	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlying

♦	Certain features of the Underlying will impact the value of the Notes — The performance of the Underlying will not fully replicate the performance of the Underlying Index, and the Underlying may hold securities or other assets not included in the Underlying Index. The value of the Underlying is subject to:

☐	Management risk. This is the risk that the investment strategy for the Underlying, the implementation of which is subject to a number of constraints, may not produce the intended results. The Underlying’s investment adviser may have the right to use a portion of the Underlying’s assets to invest in shares of equity securities that are not included in the Underlying Index. The Underlying is not actively managed, and the Underlying’s investment adviser will generally not attempt to take defensive positions in declining markets.

☐	Derivatives risk. The Underlying may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Underlying’s losses may be greater than if the Underlying invested only in conventional securities.

☐	Transaction costs and fees. Unlike the Underlying Index, the Underlying will reflect transaction costs and fees that will reduce its performance relative to the Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, the Underlying may diverge significantly from the performance of the Underlying Index due to differences in trading hours between the Underlying and the securities composing the Underlying Index or other circumstances. During periods of market volatility, the component securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of the Underlying may vary substantially from the net asset value per share of the Underlying. Because the Notes are linked to the performance of the Underlying and not the Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Index.

♦	Anti-dilution protection is limited, and the Calculation Agent has discretion to make anti-dilution adjustments — The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain events that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the

Underlying. However, the Calculation Agent might not make such adjustments in response to all events that could affect the shares of the Underlying. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect any amounts payable on the Notes. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

♦	Adjustments to the Underlying or the Underlying Index could adversely affect the value of the Notes or result in the Notes being accelerated — The investment adviser of the Underlying may add, delete or substitute the component securities held by the Underlying or make changes to its investment strategy, and the sponsor of the Underlying Index may add, delete, substitute or adjust the securities composing the Underlying Index or make other methodological changes to the Underlying Index that could affect its performance. In addition, if the shares of the Underlying are de-listed or if the Underlying is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to the Underlying or, if no successor fund is available, the Maturity Date of the Notes will be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the Notes if they were not accelerated. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

♦	There are risks associated with investments in Notes linked to the value of non-U.S. equity securities — Some of the component securities held by the Underlying are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	The Notes are subject to risks associated with the oil services industry — All or substantially all of the equity securities held by the Underlying are issued by companies whose primary line of business is associated with the oil services industry. As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. The profitability of oil services companies is related to worldwide energy prices, including all sources of energy, and exploration and production spending. The price of energy, the earnings of oil services companies, and the value of these companies’ securities are subject to significant volatility. Oil services companies are also subject to risks of changes in exchange rates and the price of oil and gas, changes in prices for competitive energy services, changes in the global supply of and demand for oil and gas, government regulation, the imposition of import controls, world events, negative perception, depletion of resources and general economic conditions, development of alternative energy sources, energy conservation efforts, technological developments and labor relations, as well as market, economic, social and political risks of the countries where oil services companies are located or do business. Oil services companies operate in a highly competitive and cyclical industry, with intense price competition.

Oil services companies are exposed to significant and numerous operating hazards. Oil services companies can be significantly affected by natural disasters and adverse weather conditions in the regions in which they operate. The revenues of oil services companies may be negatively affected by contract termination and renegotiation. Oil services companies are subject to, and may be adversely affected by, extensive federal, state, local and foreign laws, rules and regulations. Oil services companies may also be adversely affected by environmental damage claims and other types of litigation. Changes to environmental protection laws, including the implementation of policies with less stringent environmental protection standards and those geared away from sustainable energy development, could lead to fluctuations in supply, demand and prices of oil and gas. The international operations of oil services companies expose them to risks associated with instability and changes in economic and political conditions, social unrest and acts of war, foreign currency fluctuations, changes in foreign regulations and other risks inherent to international business. Additionally, changes to U.S. trading policies could cause friction with certain oil producing countries and between the governments of the United States and other major exporters of oil to the United States. Some oil services companies are engaged in other lines of business unrelated to oil services, and they may experience problems with these lines of business which could adversely affect their operating results. The operating results of these companies may fluctuate as a result of these additional risks and events in the other lines of business. In addition, a company’s ability to engage in new activities may expose it to business risks with which it has less experience than it has with the business risks associated with its traditional businesses. Despite a company’s possible success in traditional oil services activities, there can be no assurance that the other lines of business in which these companies are engaged will not have an adverse effect on a company’s business or financial condition.

These factors could affect the oil services industry and could affect the value of the equity securities held by the Underlying and the price of the Underlying during the term of the Notes, which may adversely affect the value of the Notes.

Risks Relating to Conflicts of Interest

t	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

t	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the Underlying.

t	Potential Barclays Bank PLC impact on the market price of the Underlying — Trading or transactions by Barclays Bank PLC or its affiliates in the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index may adversely affect the market price of the Underlying and, therefore, the market value of the Notes.

t	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlying or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlying and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Underlying is to be determined; if the shares of the Underlying are de-listed or if the Underlying is liquidated or otherwise terminated, selecting a successor fund or, if no successor fund is available, determining whether to accelerate the Maturity Date; and determining whether to adjust any variable described herein in the case of certain events related to the Underlying that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Underlying and determining the cash equivalent of the Share Delivery Amount. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

t	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

t	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the price of the Underlying on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

t	the expected volatility of the Underlying and the component securities held by the Underlying;

t	the time to maturity of the Notes;

t	the market price and dividend rate on the Underlying;

t	interest and yield rates in the market generally;

t	supply and demand for the Notes;

t	a variety of economic, financial, political, regulatory and judicial events; and

t	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

t	The estimated value of your Notes is lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

t	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

t	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

t	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

t	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 for further information.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon a call or at maturity for a $1,000 principal amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below.* You should not take these examples or the table below as an indication or assurance of the expected performance of the Notes. The examples and the table below do not take into account any tax consequences from investing in the Notes. Numbers appearing in the examples and the table below have been rounded for ease of analysis.

Term:	Approximately 6 months (unless called earlier)
Coupon Rate **:	11.00% per annum (or 0.9167% per month)
Monthly Coupon:	$9.1667 per month
Hypothetical Initial Underlying Price:	$100.00
Hypothetical Conversion Price:	$80.00 (which is 80% of the hypothetical Initial Underlying Price)
Hypothetical Share Delivery Amount:	12.50 shares per Note ($1,000 / hypothetical Conversion Price of $80.00)
Observation Dates:	Observation Dates will occur monthly as set forth under “Final Terms—Observation Dates” in this pricing supplement.

*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Underlying Price, Conversion Price or Share Delivery Amount. The hypothetical Initial Underlying Price of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Underlying Price. The actual Initial Underlying Price and Conversion Price are set forth on the cover of this pricing supplement and the actual Share Delivery Amount is indicated under “Final Terms—Share Delivery Amount” in this pricing supplement. For historical Closing Prices of the Underlying, please see the historical information set forth under the section titled “VanEck Vectors® Oil Services ETF” below. We cannot predict the Closing Price of the Underlying on any day during the term of the Notes, including on any Observation Date.

**	The Monthly Coupon is a fixed amount payable monthly based on the per annum Coupon Rate (unless earlier called).

The examples below and the return table on the following page are purely hypothetical. These examples and the table below are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the value of the payment at maturity on the Notes will depend on whether the Final Underlying Price is less than the Conversion Price and (c) how the total return on the Notes may be less than the total return on a direct investment in the Underlying in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per Note over the term of the Notes to the $1,000 principal amount.

Example 1 — Notes Are Automatically Called on the First Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$105.00	Closing Price of Underlying at or above Initial Underlying Price; Notes are automatically called. Issuer pays principal plus Monthly Coupon of $9.1667 on Call Settlement Date.
Total Payments (per Note):	Payment on Call Settlement Date:	$1,009.1667 ($1,000.00 + $9.1667)
	Total:	$1,009.1667
	Total Return:	0.9167%

Because the Closing Price of the Underlying is greater than or equal to the Initial Underlying Price on the first Observation Date, the Notes are automatically called on that Observation Date. The Issuer will pay you on the Call Settlement Date $1,009.1667 per Note, which is equal to your principal amount plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes. Accordingly, the Issuer will have paid a total of $1,009.1667 per Note for a 0.9167% total return on the Notes.

Example 2 — Notes Are Automatically Called on the Final Valuation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$85.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called.
Second Observation Date	$90.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called.
Third Observation Date	$95.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called.
Fourth through Fifth Observation Dates	Various (below Initial Underlying Price)	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called.
Sixth Observation Date (the Final Valuation Date)	$115.00	Closing Price of Underlying at or above Initial Underlying Price; Notes are automatically called; Issuer pays principal plus Monthly Coupon of $9.1667 on Call Settlement Date, which is also the Maturity Date. Issuer has already paid five Monthly Coupons of $9.1667 each prior to the Final Valuation Date.

Total Payments (per Note):	Payment on Call Settlement Date:	$1,009.1667 ($1,000.00 + $9.1667)
	Prior Monthly Coupons:	$45.8335 ($9.1667 × 5)
	Total:	$1,055.0002
	Total Return:	5.50%

Because the Closing Price of the Underlying is less than the Initial Underlying Price on each Observation Date until the final Observation Date (which is the Final Valuation Date) and the Closing Price of the Underlying is greater than or equal to the Initial Underlying Price on the Final Valuation Date, the Notes are automatically called on the Final Valuation Date. The Issuer will pay you on the Call Settlement Date (which is also the Maturity Date) $1,009.1667 per Note, which is equal to your principal amount plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date. In addition, the Issuer will have paid Monthly Coupons of $9.1667 on each of the five preceding Coupon Payment Dates. Accordingly, the Issuer will have paid a total of $1,055.0002 per Note for a total return of 5.50% on the Notes.

Example 3 — Notes Are NOT Automatically Called and the Final Underlying Price Is At or Above the Conversion Price

Date	Closing Price	Payment (per Note)
First Observation Date	$95.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called.
Second Observation Date	$90.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called.
Third Observation Date	$85.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called.
Fourth through Fifth Observation Dates	Various (below Initial Underlying Price)	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called.
Sixth Observation Date (the Final Valuation Date)	$65.00

Closing Price of Underlying below Initial Underlying Price; Notes are NOT automatically called. Final Underlying Price at or above the Conversion Price; Issuer pays principal plus Monthly Coupon of $9.1667 on the final Coupon Payment Date, which is also the Maturity Date. Issuer has already paid five Monthly Coupons of $9.1667 each prior to the Final Valuation Date.

Total Payments (per Note):	Payment at Maturity:	$1,009.1667 ($1,000.00 + $9.1667)
	Prior Monthly Coupons:	$45.8335 ($9.1667 × 5)
	Total:	$1,055.0002
	Total Return:	5.50%

Because the Closing Price of the Underlying is less than the Initial Underlying Price on each Observation Date, the Notes are not automatically called. Because the Final Underlying Price is greater than or equal to the Conversion Price, the Issuer will pay you on the Maturity Date $1,009.1667 per Note, which is equal to your principal amount plus the final Monthly Coupon. In addition, the Issuer will have paid Monthly Coupons of $9.1667 on each of the five preceding Coupon Payment Dates. Accordingly, the Issuer will have paid a total of $1,055.0002 per Note for a total return of 5.50% on the Notes.

Example 4 — Notes Are NOT Automatically Called and the Final Underlying Price Is Below the Conversion Price

Date	Closing Price	Payment (per Note)
First Observation Date	$95.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called.
Second Observation Date	$80.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called.
Third Observation Date	$65.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called.
Fourth through Fifth Observation Dates	Various (below Initial Underlying Price)	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called.
Sixth Observation Date (the Final Valuation Date)	$40.00

Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called. Final Underlying Price below Conversion Price; Issuer delivers the Share Delivery Amount (with fractional shares paid in cash) plus pays Monthly Coupon of $9.1667 on the final Coupon Payment Date, which is also the Maturity Date. Issuer has already paid five Monthly Coupons of $9.1667 each prior to the Final Valuation Date.

Total Payments (per Note):	Value of Shares Received (as of Final Valuation Date*):	$480.00 (12 shares × $40.00)
	Value of Fractional Shares Paid in Cash:	$20.00 (0.50 shares × $40.00)
	Value of the Final Monthly Coupon:	$9.1667
	Total Value of Payment at Maturity:	$509.1667
	Prior Monthly Coupons:	$45.8335 ($9.1667 × 5)
	Total:	$555.0002
	Total Return:	-44.50%

Because the Closing Price of the Underlying is less than the Initial Underlying Price on each Observation Date, the Notes are not automatically called. Because the Final Underlying Price is less than the Conversion Price, the Issuer will deliver to you on the Maturity Date the number of shares of the Underlying equal to the Share Delivery Amount for every Note you hold and will pay cash based on the Final Underlying Price for any fractional shares included in the Share Delivery Amount plus the final Monthly Coupon. In addition, the Issuer will have paid Monthly Coupons of $9.1667 on each of the five preceding Coupon Payment Dates. Accordingly, the Issuer will have delivered shares and paid cash with a total value of $555.0002 per Note for a total return of -44.50% on the Notes, as of the Final Valuation Date*.

* The value of shares received at maturity and the total return on the Notes at that time depends on the value of the Underlying on the Maturity Date, rather than the Final Valuation Date, and is expected to be worth less than the principal amount or may have no value at all.

Hypothetical Return Table of the Notes at Maturity

The table below assumes that the Notes are not automatically called at any time during the term of the Notes prior to the Final Valuation Date pursuant to the automatic call feature and illustrates the payment at maturity per Note on a hypothetical offering of the Notes, based on the following assumptions*:

Principal Amount:	$1,000
Term:	Approximately 6 months (unless called earlier)
Coupon Rate per annum**:	11.00% per annum (or 0.9167% per month)
Monthly Coupon:	$9.1667 per month
Hypothetical Initial Underlying Price:	$100.00
Hypothetical Conversion Price:	$80.00 (which is 80% of the hypothetical Initial Underlying Price)
Hypothetical Share Delivery Amount:	12.50 shares per Note ($1,000 / hypothetical Conversion Price of $80.00)
Hypothetical Dividend Yield on the Underlying***	2.00% per annum

*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Underlying Price, Conversion Price or Share Delivery Amount. The hypothetical Initial Underlying Price of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Underlying Price. The actual Initial Underlying Price and Conversion Price are set forth on the cover of this pricing supplement and the actual Share Delivery Amount is indicated under “Final Terms—Share Delivery Amount” in this pricing supplement. For historical Closing Prices of the Underlying, please see the historical information set forth under the section titled “VanEck Vectors® Oil Services ETF” below.

**	The Monthly Coupon is a fixed amount payable monthly based on the per annum Coupon Rate (unless earlier called).

***	Dividend yield assumed received by holders of the Underlying during the term of the Notes. The actual dividend yield for the Underlying may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the Underlying.

Underlying			No Previous Automatic Call and Conversion Event Does Not Occur(1)		No Previous Automatic Call and Conversion Event Occurs(2)
Final Underlying Price(3)	Underlying Return	Total Return on the Underlying Equity at Maturity(4)	Payment at Maturity + Coupon Payments	Total Return on the Notes at Maturity(5)	Value of Share Delivery Amount(6)	Value of Share Delivery Amount + Coupon Payments(7)	Total Return on the Notes at Maturity(8)
$150.00	50.00%	52.00%	$1,055.0002	5.50%	n/a	n/a	n/a
$145.00	45.00%	47.00%	$1,055.0002	5.50%	n/a	n/a	n/a
$140.00	40.00%	42.00%	$1,055.0002	5.50%	n/a	n/a	n/a
$135.00	35.00%	37.00%	$1,055.0002	5.50%	n/a	n/a	n/a
$130.00	30.00%	32.00%	$1,055.0002	5.50%	n/a	n/a	n/a
$125.00	25.00%	27.00%	$1,055.0002	5.50%	n/a	n/a	n/a
$120.00	20.00%	22.00%	$1,055.0002	5.50%	n/a	n/a	n/a
$115.00	15.00%	17.00%	$1,055.0002	5.50%	n/a	n/a	n/a
$110.00	10.00%	12.00%	$1,055.0002	5.50%	n/a	n/a	n/a
$105.00	5.00%	7.00%	$1,055.0002	5.50%	n/a	n/a	n/a
$100.00	0.00%	2.00%	$1,055.0002	5.50%	n/a	n/a	n/a
$95.00	-5.00%	-3.00%	$1,055.0002	5.50%	n/a	n/a	n/a
$90.00	-10.00%	-8.00%	$1,055.0002	5.50%	n/a	n/a	n/a
$85.00	-15.00%	-13.00%	$1,055.0002	5.50%	n/a	n/a	n/a
$80.00	-20.00%	-18.00%	$1,055.0002	5.50%	n/a	n/a	n/a
$75.00	-25.00%	-23.00%	n/a	n/a	$937.50	$992.50	-0.75%
$70.00	-30.00%	-28.00%	n/a	n/a	$875.00	$930.00	-7.00%
$65.00	-35.00%	-33.00%	n/a	n/a	$812.50	$867.50	-13.25%
$60.00	-40.00%	-38.00%	n/a	n/a	$750.00	$805.00	-19.50%
$55.00	-45.00%	-43.00%	n/a	n/a	$687.50	$742.50	-25.75%
$50.00	-50.00%	-48.00%	n/a	n/a	$625.00	$680.00	-32.00%
$40.00	-60.00%	-58.00%	n/a	n/a	$500.00	$555.00	-44.50%
$30.00	-70.00%	-68.00%	n/a	n/a	$375.00	$430.00	-57.00%
$20.00	-80.00%	-78.00%	n/a	n/a	$250.00	$305.00	-69.50%

(1)	A conversion event does not occur if the Final Underlying Price is greater than or equal to the Conversion Price.
(2)	A conversion event occurs if the Final Underlying Price is less than the Conversion Price.
(3)	The Final Underlying Price is as of the Final Valuation Date if the Final Underlying Price is greater than or equal to the Conversion Price. If the Final Underlying Price is less than the Conversion Price, the Final Underlying Price is as of the Final Valuation Date and the Maturity Date. The Final Underlying Price range is provided for illustrative purposes only. The actual Underlying return may be below -70% and you therefore may lose up to 100% of your principal amount.
(4)	The total return on the Underlying at maturity assumes a 2.00% cash dividend payment.
(5)	The total return on the Notes at maturity includes Monthly Coupons received during the term of the Notes.
(6)	The value of the Share Delivery Amount consists of the total shares included in the Share Delivery Amount times the Closing Price of the Underlying on the Maturity Date, rather than the Final Valuation Date. The value of the Share Delivery Amount may decline from the Final Valuation Date to the Maturity Date. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction times the Final Underlying Price. If, due to an event beyond our control, we determine it is impossible, impracticable (including unduly burdensome) or illegal for us to deliver shares of the Underlying to you at maturity, we will pay the cash equivalent of the Share Delivery Amount (as determined by the Calculation Agent in good faith and in a commercially reasonable manner) in lieu of delivering shares.
(7)	The value of the Share Delivery Amount, including cash in lieu of fractional shares, plus the Monthly Coupons received during the term of the Notes
(8)	The total return at maturity on the Notes includes Monthly Coupons received during the term of the Notes.

What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Put Options and Deposits” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes. Our special tax counsel believes that it is reasonable to treat a Note for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the Underlying, secured by a cash deposit equal to the Issue Price of the Note (the “Deposit”), which will have an annual yield based on our cost of borrowing, as shown below. If this treatment is respected, only a portion of each Monthly Coupon payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Assuming the treatment and allocation described above are respected, interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to the taxable disposition of the Notes (including redemption upon an automatic call or at maturity). Assuming that you are an initial purchaser of Notes purchasing the Notes at the Issue Price for cash, (i) if your Notes are called or held to maturity and the Put Option expires unexercised (i.e., you receive a cash payment — not including the final coupon payment — at maturity equal to the amount of the Deposit), you will recognize short-term capital gain in an amount equal to the total Put Premium received, and (ii) if, instead, the Put Option is deemed to be exercised at maturity and we do not elect to exercise our physical settlement option (i.e., you receive a cash payment at maturity — not including the final coupon payment — that is less than the amount of the Deposit), you will recognize short-term capital gain or loss in an amount equal to the difference between (x) the total Put Premium received and (y) the cash settlement value of the Put Option (i.e., the amount of the Deposit minus the cash you receive at maturity, not including the final coupon payment). If at maturity you receive shares of the Underlying, you generally will not recognize gain or loss with respect to the Put Premium or the Underlying received; instead, the total Put Premium will reduce your basis in the Underlying. This discussion does not address the U.S. federal income tax consequences of the ownership or disposition of the Underlying that you may receive at maturity. You should consult your tax advisor regarding the potential U.S. federal tax consequences of the ownership and disposition of the Underlying.

There are, however, other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt for the Notes, in which case the timing and character of your income or loss could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the Notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of Notes at the Issue Price should also consult their tax advisors with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the Deposit and the Put Option.

The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

Consistent with the position described above, below are the portions of each Monthly Coupon payment that we intend, in determining our reporting responsibilities (if any), to treat as attributable to interest on the Deposit and to Put Premium:

Coupon Rate per Annum	Interest on Deposit per Annum	Put Premium per Annum
11.00%	0.10%	10.90%

VanEck Vectors® Oil Services ETF

According to publicly available information, the VanEck Vectors® Oil Services ETF (the “Fund”) is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Oil Services 25 Index (the “Underlying Index”). The Underlying Index is designed to track the performance of the largest and most liquid U.S.-listed companies that derive at least 50% (25% for current components) of their revenues from oil services to the upstream oil sector. For more information about the underlier, see “Exchange-Traded Funds—The VanEck Vectors® ETFs” in the accompanying underlying supplement.

Historical Information

The graph below illustrates the historical performance of the Underlying from December 21, 2011 to April 15, 2021. The Underlying commenced regular trading on the New York Stock Exchange on December 21, 2011 and therefore has limited historical performance. The Closing Price of the Underlying on April 15, 2021 was $186.13. The dotted line represents the Conversion Price of $148.90, which is equal to 80.00% of the Initial Underlying Price.

We obtained the Closing Prices of the Underlying from Bloomberg Professional® service, without independent verification. Historical performance of the Underlying should not be taken as an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the Underlying during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the Underlying will not result in a loss on your initial investment. The Closing Prices below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

Prohibition of Sales to UK Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a UK retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Prohibition of Sales to EEA Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (“EEA”). For these purposes, an EEA retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “EU Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the EU PRIIPs Regulation.

The preceding discussion supersedes the discussion in the accompanying prospectus and prospectus supplement to the extent it is inconsistent therewith.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of August 3, 2020, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on August 3, 2020, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated August 3, 2020, which has been filed as an exhibit to the report on Form 6-K referred to above.